UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. ___)*


                             Metal Management, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    591097209
--------------------------------------------------------------------------------
                                 (CUSIP Number)

      Donna Alderman                             Marty Brandt
   Matlin Patterson LLC      Matlin Patterson Global Opportunities Partners L.P.
    11 Madison Avenue         c/o Hemisphere Global Opportunities Partners, Ltd.
 New York, New York 10010              Hemisphere House, Nine Church St.
Telephone: (212) 325-2315                P.O. Box HM951, Hamilton HM11
                                               Hamilton, Bermuda
                                           Telephone: (441) 295-9166
--------------------------------------------------------------------------------
      (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)


                                 July 16, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 591097209                    13G                 PAGE 2 OF 18 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER
                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6      SHARED VOTING POWER
BENEFICIALLY         734,831
  OWNED BY    ------------------------------------------------------------------
    EACH      7      SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON     ------------------------------------------------------------------
    WITH      8      SHARED DISPOSITIVE POWER
                     734,831
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      734,831
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      HC
--------------------------------------------------------------------------------

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CUSIP NO. 591097209                    13G                 PAGE 3 OF 18 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Asset Management LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER
                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6      SHARED VOTING POWER
BENEFICIALLY         734,831
  OWNED BY    ------------------------------------------------------------------
    EACH      7      SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON     ------------------------------------------------------------------
    WITH      8      SHARED DISPOSITIVE POWER
                     734,831
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      734,831
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      HC
--------------------------------------------------------------------------------

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CUSIP NO. 591097209                    13G                 PAGE 4 OF 18 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Global Opportunities Partners L.P. (formerly CSFB Global Opportunities Partners, L.P.)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER
                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6      SHARED VOTING POWER
BENEFICIALLY         734,831
  OWNED BY    ------------------------------------------------------------------
    EACH      7      SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON     ------------------------------------------------------------------
    WITH      8      SHARED DISPOSITIVE POWER
                     734,831
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      734,831
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      PN
--------------------------------------------------------------------------------

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CUSIP NO. 591097209                    13G                 PAGE 5 OF 18 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Global Opportunities Partners (Bermuda) L.P. (formerly CSFB Global Opportunities Partners (Bermuda), L.P.)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Bermuda
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER
                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6      SHARED VOTING POWER
BENEFICIALLY         734,831
  OWNED BY    ------------------------------------------------------------------
    EACH      7      SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON     ------------------------------------------------------------------
    WITH      8      SHARED DISPOSITIVE POWER
                     734,831
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      734,831
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      PN
--------------------------------------------------------------------------------

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CUSIP NO. 591097209                    13G                 PAGE 6 OF 18 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Hemisphere Global Opportunities Partners, Ltd.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Bermuda
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER
                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6      SHARED VOTING POWER
BENEFICIALLY         734,831
  OWNED BY    ------------------------------------------------------------------
    EACH      7      SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON     ------------------------------------------------------------------
    WITH      8      SHARED DISPOSITIVE POWER
                     734,831
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      734,831
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      CO, HC
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO. 591097209                    13G                 PAGE 7 OF 18 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Global Advisers LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER
                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6      SHARED VOTING POWER
BENEFICIALLY         734,831
  OWNED BY    ------------------------------------------------------------------
    EACH      7      SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON     ------------------------------------------------------------------
    WITH      8      SHARED DISPOSITIVE POWER
                     734,831
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      734,831
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      HC, IA
--------------------------------------------------------------------------------

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CUSIP NO. 591097209                    13G                 PAGE 8 OF 18 PAGES
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Mutual Trust Management (Bermuda) Limited (formerly The Hemisphere Trust Company Limited)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Bermuda
--------------------------------------------------------------------------------
              5      SOLE VOTING POWER
                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6      SHARED VOTING POWER
BENEFICIALLY         734,831
  OWNED BY    ------------------------------------------------------------------
    EACH      7      SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON     ------------------------------------------------------------------
    WITH      8      SHARED DISPOSITIVE POWER
                     734,831
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      734,831
--------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)
      OO, HC
--------------------------------------------------------------------------------

-----------------------                                    ---------------------
CUSIP NO. 591097209                    13G                 PAGE 9 OF 18 PAGES
-----------------------                                    ---------------------



ITEM 1(a).     NAME OF ISSUER.

               Metal Management, Inc.


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               500 North Dearborn Street, Suite 405
               Chicago, Illinois  60610


ITEM 2(a).     NAMES OF PERSONS FILING.

               (1) Matlin Patterson LLC. See Schedule I.

               (2) Matlin Patterson Asset Management LLC.

               (3) Matlin Patterson Global Opportunities Partners L.P.

               (4) Matlin Patterson Global Opportunities Partners (Bermuda) L.P.

               (5) Hemisphere Global Opportunities Partners, Ltd.

               (6) Matlin Patterson Global Advisers LLC

               (7) Mutual Trust Management (Bermuda) Limited


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

               (1) Matlin Patterson LLC
                   11 Madison Avenue
                   New York, New York  10010

               (2) Matlin Patterson Asset Management LLC
                   11 Madison Avenue
                   New York, New York  10010

               (3) Matlin Patterson Global Opportunities Partners L.P.
                   11 Madison Avenue
                   New York, New York  10010

               (4) Matlin Patterson Global Opportunities Partners (Bermuda) L.P.
                   c/o Hemisphere Global Opportunities Partners, Ltd.
                   Hemisphere House, Nine Church Street
                   P.O. Box HM 951, Hamilton HM11
                   Hamilton, Bermuda

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CUSIP NO. 591097209                    13G                 PAGE 10 OF 18 PAGES
-----------------------                                    ---------------------



               (5) Hemisphere Global Opportunities Partners, Ltd.
                   Hemisphere House, Nine Church Street
                   P.O. Box HM 951, Hamilton HM11
                   Hamilton, Bermuda

               (6) Matlin Patterson Global Advisers LLC
                   11 Madison Avenue
                   New York, New York  10010

               (7) Mutual Trust Management (Bermuda) Limited
                   Hemisphere House, Nine Church Street
                   P.O. Box HM 951, Hamilton HM11
                   Hamilton, Bermuda


ITEM 2(c).     CITIZENSHIP.

               (1) Delaware

               (2) Delaware

               (3) Delaware

               (4) Bermuda

               (5) Bermuda

               (6) Delaware

               (7) Bermuda


ITEM 2(d).     TITLE OF CLASS OF SECURITIES.

               Common Stock, par value $.01 per share.


ITEM 2(e).     CUSIP NUMBER.

               591097209


ITEM 3.

               If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)   [ ] Broker or dealer registered under section 15 of the Act
                         (15 U.S.C. 78o).

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CUSIP NO. 591097209                    13G                 PAGE 11 OF 18 PAGES
-----------------------                                    ---------------------



               (b)   [ ] Bank as defined in section 3(a)(6) of the Act (15
                         U.S.C. 78c).

               (c)   [ ] Insurance company as defined in section 3(a)(19) of the
                         Act (15 U.S.C. 78c).

               (d)   [ ] Investment company registered under section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)   [ ] An investment adviser in accordance with
                         ss.240.13d-1(b)(1)(ii)(E);

               (f)   [ ] An employee benefit plan or endowment fund in
                         accordance withss.240.13d-1(b)(1)(ii)(F);

               (g)   [ ] A parent holding company or control person in
                         accordance withss.240.13d-1(b)(1)(ii)(G);

               (h)   [ ] A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)   [ ] A church plan that is excluded from the definition of
                         an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)   [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


ITEM 4.        OWNERSHIP.

               (a)   Amount beneficially owned:

                     (1) See response to Item 9 on page 2.

                     (2) See response to Item 9 on page 3.

                     (3) See response to Item 9 on page 4.

                     (4) See response to Item 9 on page 5.

                     (5) See response to Item 9 on page 6.

                     (6) See response to Item 9 on page 7.

                     (7) See response to Item 9 on page 8.

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CUSIP NO. 591097209                    13G                 PAGE 12 OF 18 PAGES
-----------------------                                    ---------------------



               (b)   Percent of class:

                     (1) See response to Item 11 on page 2.

                     (2) See response to Item 11 on page 3.

                     (3) See response to Item 11 on page 4.

                     (4) See response to Item 11 on page 5.

                     (5) See response to Item 11 on page 6.

                     (6) See response to Item 11 on page 7.

                     (7) See response to Item 11 on page 8.

               (c)   Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote:

                           (1) See response to Item 5 on page 2.

                           (2) See response to Item 5 on page 3.

                           (3) See response to Item 5 on page 4.

                           (4) See response to Item 5 on page 5.

                           (5) See response to Item 5 on page 6.

                           (6) See response to Item 5 on page 7.

                           (7) See response to Item 5 on page 8.

                     (ii)  Shared power to vote or to direct the vote:

                           (1) See response to Item 6 on page 2.

                           (2) See response to Item 6 on page 3.

                           (3) See response to Item 6 on page 4.

                           (4) See response to Item 6 on page 5.

                           (5) See response to Item 6 on page 6.

                           (6) See response to Item 6 on page 7.

                           (7) See response to Item 6 on page 8.

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CUSIP NO. 591097209                    13G                 PAGE 13 OF 18 PAGES
-----------------------                                    ---------------------




                     (iii) Sole power to dispose or to direct the disposition
                           of:

                           (1) See response to Item 7 on page 2.

                           (2) See response to Item 7 on page 3.

                           (3) See response to Item 7 on page 4.

                           (4) See response to Item 7 on page 5.

                           (5) See response to Item 7 on page 6.

                           (6) See response to Item 7 on page 7.

                           (7) See response to Item 7 on page 8.

                     (iv) Shared power to dispose or to direct the disposition of:

                           (1) See response to Item 8 on page 2.

                           (2) See response to Item 8 on page 3.

                           (3) See response to Item 8 on page 4.

                           (4) See response to Item 8 on page 5.

                           (5) See response to Item 8 on page 6.

                           (6) See response to Item 8 on page 7.

                           (7) See response to Item 8 on page 8.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Inapplicable.

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CUSIP NO. 591097209                    13G                 PAGE 14 OF 18 PAGES
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ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               (1) See Schedule I.

               (2) Inapplicable.

               (3) Inapplicable.

               (4) Inapplicable.

               (5) Inapplicable.

               (6) Inapplicable.

               (7) Inapplicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Inapplicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Inapplicable.

ITEM 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIALS TO BE FILED AS EXHIBITS.

Exhibit A.     Joint Filing Agreement, dated as of July 26, 2002, by and among the Reporting Persons.

                            [SIGNATURE PAGE FOLLOWS]

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CUSIP NO. 591097209                    13G                 PAGE 15 OF 18 PAGES
-----------------------                                    ---------------------



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 26, 2002


                             MATLIN PATTERSON LLC


                             By: /s/ Mark R. Patterson
                                 ----------------------------------------------
                                 Name:  Mark R. Patterson
                                 Title: Member


                             MATLIN PATTERSON ASSET MANAGEMENT LLC

                             By: Matlin Patterson LLC, its Manager


                                 By: /s/ Mark R. Patterson
                                     ------------------------------------------
                                     Name:  Mark R. Patterson
                                     Title: Member


                             MATLIN PATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

                             By: Hemisphere Global Opportunities Partners, Ltd.,
                                 its General Partner



                                 By: /s/ Marty Brandt
                                     ------------------------------------------
                                     Name:  Marty Brandt
                                     Title: Vice President

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CUSIP NO. 591097209                    13G                 PAGE 16 OF 18 PAGES
-----------------------                                    ---------------------



                             MATLIN PATTERSON GLOBAL
                                OPPORTUNITIES PARTNERS (BERMUDA) L.P.

                             By: Hemisphere Global Opportunities Partners, Ltd.,
                                 its General Partner


                                 By: /s/ Marty Brandt
                                     ------------------------------------------
                                     Name:  Marty Brandt
                                     Title: Vice President


                             HEMISPHERE GLOBAL OPPORTUNITIES PARTNERS, LTD.


                             By: /s/ Marty Brandt
                                 ----------------------------------------------
                                 Name:  Marty Brandt
                                 Title: Vice President


                             MATLIN PATTERSON GLOBAL ADVISERS LLC


                             By: /s/ Mark R. Patterson
                                 ----------------------------------------------
                                 Name:  Mark R. Patterson
                                 Title: Director


                             MUTUAL TRUST MANAGEMENT (BERMUDA) LIMITED


                             By: /s/ David Doyle
                                 ----------------------------------------------
                                 Name:  David Doyle
                                 Title: Director

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CUSIP NO. 591097209                    13G                 PAGE 17 OF 18 PAGES
-----------------------                                    ---------------------



                                   SCHEDULE I

This Schedule 13G is being filed by, among others, Matlin Patterson LLC ("Matlin Patterson"), a limited liability company organized under the laws of Delaware. The principal business of Matlin Patterson is acting as the managing member of Matlin Patterson Asset Management LLC ("Matlin Asset Management"), a limited liability company organized under the laws of Delaware. The address of Matlin Patterson's principal business and office is 11 Madison Avenue, New York, New York 10010. The principal business of Matlin Asset Management is acting as managing member of Matlin Patterson Global Advisers LLC ("Matlin Advisers"), a limited liability company organized under the laws of Delaware. The address of Matlin Asset Management's principal business and office is 11 Madison Avenue, New York, New York 10010.

Matlin Advisers is a wholly-owned subsidiary of Matlin Asset Management. Matlin Advisers performs certain investment advisory services on behalf of Matlin Patterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a limited partnership organized under the laws of Delaware, and Matlin Patterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), an exempted limited partnership organized under the laws of Bermuda, pursuant to a certain Amended and Restated Investment Advisory Agreement, dated as of October 16, 2001 (the "Investment Advisory Agreement"), among CSFB Global Opportunities Advisers, LLC ("CSFB Advisers"), CSFB Global Opportunities Partners, L.P. and CSFB Global Opportunities Partners (Bermuda), L.P. (collectively, "CSFB Partners"), which Investment Advisory Agreement was sold by CSFB Advisers to Matlin Advisers pursuant to the Restructuring Agreement, dated as of June 27, 2002, among Credit Suisse First Boston, Inc., CSFB Advisers, CSFB Global Opportunities Investments, L.P., CSFB Global Opportunities Investment (GP) Corp., Hemisphere Global Opportunities Partners, Ltd., GOP Domestic Partners, L.P., GOP International Partners, L.P., Matlin Advisers, Matlin Patterson Global Partners LLC ("Matlin Patterson Partners"), Matlin Patterson, Matlin Asset Management and individuals identified therein. The address of Matlin Advisors' principal business and office is 11 Madison Avenue, New York, New York 10010. Matlin Partners beneficially own 734,831 shares of common stock of Metal Management, Inc. (based on 9,369,386 shares outstanding as of May 30, 2002 as reported on a Form 10-K of Metal Management, Inc. filed on June 13, 2002 for the year ended March 31,
2002). The principal business of Matlin Patterson Partners will be acting as the general partner to Matlin Partners. The address of Matlin Patterson Partners' principal business and office is 11 Madison Avenue, New York, New York 10010. Currently, Hemisphere Global Opportunities Partners, Ltd. is the general partner of Matlin Partners. The sole shareholder of Hemisphere Global Opportunities Partners, Ltd. is Mutual Trust Management (Bermuda) Limited, as trustee of The Hemisphere Global Opportunities Partners Charitable Trust.

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CUSIP NO. 591097209                    13G                 PAGE 18 OF 18 PAGES
-----------------------                                    ---------------------



                                    EXHIBITS

Exhibit A.     Joint Filing Agreement, dated as of July 26, 2002, by and among the Reporting Persons.